Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES UPSIZING AND

PRICING OF PRIVATE OFFERING OF SENIOR NOTES

DENVER, January 10, 2013 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced that it upsized and priced a private offering of $350 million in aggregate principal amount of senior notes due 2021 in a private placement to eligible investors. The notes will bear interest at 5.50% per annum and are being issued at a price of 100% of their face amount. The notes will be jointly and severally guaranteed on a senior basis by Kodiak’s subsidiary, Kodiak Oil & Gas (USA) Inc. and by certain future subsidiaries. Kodiak expects to close the notes offering on January 15, 2013, subject to the satisfaction of customary closing conditions.

Kodiak intends to use the net proceeds of the offering to pay down a portion of the outstanding debt under Kodiak’s first lien credit agreement, such that, after giving effect to such pay down, the remaining balance thereunder will be $1.6 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the notes and related guarantees will be made only by means of a private offering circular.  The notes and related guarantees have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from and the closing of the offering.  All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.